Exhibit 5.2

Date:	March 19, 2026
Addressed to:	EPWK HOLDINGS LTD. Building #2, District A, No. 359 Chengyi Rd., The third phase of Xiamen Software Park Xiamen City, Fujian Province The People’s Republic of China

Re:	Legal Opinion on Certain PRC Legal Matters

Dear Sirs or Madams,

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We are acting as the PRC legal counsel to EPWK HOLDINGS LTD. (the “Company”), a company incorporated under the laws of the Cayman Islands, regarding certain matters set forth in the Company’s registration statement on Form F-1 (including all amendments and supplements thereto, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended. The Registration Statement relates to the resale by the selling shareholders named therein (the “Selling Shareholders”) of up to 221,376,995 Class A Ordinary Shares, par value $0.004 per share (the “Offering”), which were issued to the Selling Shareholders in private placements.

A. Documents and Assumptions

1. In rendering this Opinion, we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction of documents provided to us by the Company, and such other documents, corporate records, certificates issued by PRC Governmental Agencies, officers of the Company and/or the PRC Subsidiaries, and other instruments (the “Documents”) as we deem necessary or appropriate for the purpose of rendering this Opinion. With respect to factual matters that we are unable to or cannot reasonably independently verify, we have relied on the certificates, written statements and representations duly issued or made by the relevant PRC Governmental Agencies, and the duly authorized representatives of the Company and/or the PRC Subsidiaries. For all such factual matters not independently verified, our opinion herein is qualified by the phrase “to the best of our knowledge after due and reasonable inquiry”.

2. In rendering this opinion, we have assumed without further inquiry or investigation that (the “Assumptions”):

(1)	all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(2)	each of the parties to the Documents, other than the PRC Entities, (a) if a legal person or other entity, is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, or (b) if an individual, has full capacity for civil conduct; each of them, other than the PRC Entities, has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party, and, if a legal person or other entity, in accordance with the laws of its jurisdiction of organization and/or the laws that it, she or he is subject to;

(3)	the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(4)	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(5)	all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Entities in connection with this opinion are true, correct and complete;

(6)	all explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Agencies and are complete, true and correct;

(7)	each of the Documents is legal, valid, binding and enforceable in accordance with their respective governing laws other than PRC Laws (as defined below) in any and all respects;

(8)	all consents, licenses, permits, approvals, exemptions or authorizations required by, and all required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Registration Statement and other Documents have been obtained or made, and are in full force and effect as of the date thereof; and

(9)	all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or any PRC Entity from any Governmental Agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes.

B. Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

1.	“CSRC” means the Chinese Securities Regulatory Commission;

2.	“CAC” means the Cyberspace Administration of China;

3.	“Governmental Agency/Agencies” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial body or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, law enforcement, regulatory, or taxing authority or power of a similar nature in the PRC;

4.	“Governmental Authorizations” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

5.	“Material Adverse Effect” means a material adverse effect on the financial or trading position, condition (financial or otherwise), prospects, results of operations, business, management or general affairs of the Company;

6.	“PRC Entities” means, collectively, Yipinweike (Guangzhou) Network Technology Co., Ltd. (“亿品微客（广州）网络科技有限公司”), EP Zhishang (Xiamen) Network Technology Co. Ltd. (“一品智尚（厦门）网络科技有限公司”), Xiamen Qizhi Hua Technology Co., Ltd. (“厦门启智华科技有限公司”), Xiamen EPWK Network Technology Co., Ltd. (“厦门一品威客网络科技股份有限公司”), Yipinhuicheng (Guangzhou) Network Technology Co., Ltd. (“亿品慧诚（广州）网络科技有限公司”), Qi Zhi (Beijing) Certification Co., Ltd. (“企知（北京）认证有限公司”), Xiamen EPWK Zhibang Finance And Taxation Service Co., Ltd. (“厦门一品智邦财税管理有限公司”), Xiamen Yipinkutai Network Technology Co., Ltd. (“厦门一品酷泰投资有限公司”), Xiamen Yipinweike Network Information Technology Co., Ltd. (“厦门一品微客信息科技有限公司”), Xiamen Yipinzhihui Investment Management Co., Ltd.( “厦门一品智荟投资有限公司”), Xiamen EPWK Kutai Incubator Management Co., Ltd. (“厦门一品酷泰孵化器管理有限公司”), Xiamen Yipinchuangke Incubator Operation Co., Ltd. ( “厦门一品创客孵化器运营有限公司”), Xiamen EPWK Yixing Business Incubator Management Co., Ltd. ( “厦门一品翼兴创业孵化器有限公司”), and each, a “PRC Entity”;

7.	“PRC Laws” means all laws, statutes, regulations, orders, decrees, notices, circulars, judicial interpretations and other legislation of the PRC effective and available to the public as of the date hereof;

8.	“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement;

9.	“VIE Agreements” means various documents listed in Appendix A.

C. Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

1.	The organizational structures of the PRC Entities do not violate any applicable PRC laws or regulations currently in effect; and such description is true and accurate and nothing has been omitted from such description which would make the same misleading in any material respects.

2.	Each of the PRC Entities has been duly incorporated and is validly existing as either a limited liability company or a company limited by shares, has full legal person status under the PRC Laws, and its articles of association are in full force and effect and in compliance with the PRC Laws.

3.	To the best of our knowledge after due inquiry, each of the PRC Entities has the capacity and authority to own, use, license, operate or lease its legally owned properties and assets and to conduct business in the manner presently conducted and as described in the Registration Statement, and such businesses conducted by the PRC Entities as described in the Registration Statement are not in breach or violation of any PRC Laws.

4.	Based on our understanding of PRC Laws, each of the VIE Agreements is legal, valid and binding, and enforceable in accordance with its terms and applicable PRC Laws. Each of the parties to the VIE Agreements has full power and authority and legal right to enter into, execute, deliver and perform his/her/its obligations in respect of the VIE Agreements to which it is a party.

To the best of our knowledge after due inquiry, none of PRC Entities is in material breach or default in the performance of the VIE Agreements to which it is a party as of the date hereof.

The due execution, delivery and performance of each of the VIE Agreements by the PRC Entities to which it is a party as of the date hereof, and the due consummation of the transactions contemplated thereunder, do not (i) result in any violation of the business license, articles of association, approval certificate or other constitutional documents (if any) of any of the PRC Entities; or (ii) result in any violation of any explicit requirements under the PRC Laws. No Governmental Authorization is required under any PRC Laws in connection with the due execution, delivery or performance of each of the VIE Agreements other than those already obtained.

However, there are substantial uncertainties regarding the interpretation and application of current PRC Laws, and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

5.	To the best of our knowledge after due and reasonable inquiry, as of the date of this opinion, none of the PRC Entities is or has been involved in any pending, or to our knowledge threatened, legal, arbitral or administrative proceedings that would reasonably be expected to have a Material Adverse Effect on the business, financial condition, results of operations or cash flows of the Company.

6.	The Company is not required to obtain any permission or approval from the CSRC, the CAC, or any other PRC governmental agency in connection with the Offering.

7.	Except as described in the Registration Statement, the PRC Entities are not currently prohibited, directly or indirectly, from paying any dividends or making any other distribution on their shares or share capital or similar ownership interest, from making or repaying any loans or advances, or from transferring any of its properties or assets to the Company under the PRC Laws.

Except as described in the Registration Statement and the Prospectus, the PRC Entities are not required to obtain any prior approval from the State Administration of Foreign Exchange of the PRC for the payment of dividends or other distributions to their shareholders. However, the PRC Entities are required to complete tax filing for outward payments, foreign exchange registration and relevant procedures with the depository bank in accordance with PRC foreign exchange and tax regulations. There are no mandatory provisions under PRC Laws that would prevent the PRC Entities from lawfully paying dividends or other distributions to their shareholders through the aforementioned formalities.

8.	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. The PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of reciprocity with the United States or the Cayman Islands that provide for the recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if such PRC courts decide that the judgment violates the basic principles of the PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

9.	Under the PRC Laws, none of the PRC Entities, or any of their respective properties, assets or revenues, is entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

10.	All statements set forth in the Registration Statement and the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Dividend Policy”, “Business”, “Regulations” in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material aspects.

In the course of acting as counsel to the Company in connection with the preparation by the Company of the Registration Statement, we reviewed the Registration Statement and participated in conferences and telephone conversations with officers and other representatives of the Company and PRC Entities, the registered public accounting firms and other legal counsels for the Company, during which conferences and conversations the contents of the Registration Statement, and related matters were discussed. We also reviewed and relied upon certain corporate records and documents and accountants and oral and written statements of officers and other representatives of the Company and PRC Entities and others as to the existence and consequence of certain factual and other matters. Based on our participation, review and reliance as described above, nothing has come to our attention that would cause us to believe that (i) the Registration Statement (with respect to PRC Laws, legal matters or governmental and regulatory proceedings or contracts or other documents governed by PRC Laws) as of the date of this opinion contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading.

D. The foregoing opinion is further subject to the following qualifications:

1.	Our opinion is limited to the PRC Laws of general application on the date hereof. For the purpose of this opinion only, the PRC or China shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC;

2.	The PRC Laws referred to herein are laws currently in force and there is no guarantee that any of such laws, or the interpretation thereof or enforcement thereof, will not be changed, amended or replaced in the immediate future or the longer term with or without retrospective effect;

3.	Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation, (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercive or disguising illegal purposes under the guise of a legitimate form, (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages, and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC;

4.	This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above;

5.	This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently; and

6.	As used in this opinion, the expression “to the best of our knowledge after due inquiry” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereby after reasonable investigation and inquiry in the legal due diligence based on the information provided or confirmed by the Company and our research from the public official resources. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Entities and Governmental Agencies.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

This Opinion is rendered at the request of and solely for the benefit of EPWK HOLDINGS LTD. in connection with the above matters. This Opinion may not be relied upon, quoted or referred to for any other purpose or relied upon by or furnished to any other person without our prior written consent. Notwithstanding the foregoing, you may furnish a copy of this opinion (a) if required by any applicable law or regulation, or (b) to any court, governmental, or regulatory authority having jurisdiction over you if required by such authority.

Yours faithfully,

/s/ Beijing Dacheng Law Offices, LLP (Fuzhou)
Beijing Dacheng Law Offices, LLP (Fuzhou)

APPENDIX A

VIE Agreements

1. Exclusive Business Cooperation Agreement (独家业务合作协议) entered into between Yipinweike (Guangzhou) Network Technology Co., Ltd. and Xiamen EPWK Network Technology Co., Ltd. (the “EPWK VIE”);

2. Shareholder Power of Attorney (股东授权委托书) entered into among Yipinweike (Guangzhou) Network Technology Co., Ltd., EPWK VIE and the shareholders of EPWK VIE;

3. Call Option Agreement (购买选择权协议) entered into among Yipinweike (Guangzhou) Network Technology Co., Ltd., EPWK VIE and the shareholders of EPWK VIE;

4. Equity Pledge Agreement (股份质押协议) entered into among Yipinweike (Guangzhou) Network Technology Co., Ltd., EPWK VIE and the shareholders of EPWK VIE.

5. Irrevocable Commitment Letter（不可撤销承诺函）entered into among the individual shareholders of EPWK VIE and their spouses or inheritors.